Exhibit (g)(2)

SCHEDULE I

CERTIFICATE OF AUTHORIZED PERSONS FOR FUND EXPENSE PAYMENTS

(The Fund – Oral and Written Instructions)

The undersigned hereby certifies that he/she is the duly elected and acting Treasurer of each fund listed on Exhibit A (the “Fund”), and further certifies that the following officers or employees of the Fund have been duly authorized in conformity with the Fund’s Articles of Incorporation/Declaration of Trust and By-Laws to deliver Certificates and Oral Instructions to The Bank of New York (“Custodian”) pursuant to the Custody Agreement between the Fund and Custodian dated April 26, 2001, and that the signatures appearing opposite their names are true and correct:

Alfred Cherry Name	Senior Vice President, and Research Director, Reich & Tang Asset Management, LLC (“RTAM”) Title	/s/Alfred Cherry Signature

Seth Frimere Name	Vice President, Trading , RTAM Title	/s/ Seth Frimere Signature

John Gordon Name	Junior Trader, RTAM Title	/s/ John Gordon Signature

Loha Raphael Name	Junior Credit Analyst, Credit & Research, RTAM Title	/s/ Loha Raphael Signature

Robert Rickard Name	Senior Vice President, Trading, RTAM Title	/s/ Robert Rickard Signature

Brian Sison Name	Vice President, Credit & Research, RTAM Title	/s/ Brian Sison Signature

Brian Vermeulen Name	Trader, RTAM Title	/s/Brian Vermeulen Signature

This certificate supersedes any certificate of Authorized Persons you may currently have on file.

By:	/s/ Joseph Jerkovich
Joseph Jerkovich
Treasurer and Assistant Secretary
Date: October 1, 2010